                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               -------------------

                                   SANWA FUND
                                   ----------
                                     (Name)

                     3435 Stelzer Road, Columbus, Ohio 43219
                     ---------------------------------------
                     (Address of Principal Business Office)

                                  614-470-8000
                                  ------------
                    (Telephone Number, including Area Code)

                               George O. Martinez
                     3435 Stelzer Road, Columbus, Ohio 43219
                     ---------------------------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES     [X]                        NO       [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus, and Ohio on this 30th day of July, 1997.

                                                         BISYS FUND SERVICES

                                                By:  /s/ George O. Martinez
                                                   ----------------------------
                                                         George O. Martinez
Attest: /s/ Martin R. Dean
       ---------------------------------
Title: Registration & Compliance Officer
       BISYS Fund Services